Exhibit 5.1

CDT Environmental Technology Investment Holdings Limited 城道通環保科技投資控股有限公司 Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands 25 June 2021	Campbells Registered Foreign Law Firm Floor 35, Room 3507 Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong
D +852 3708 3020 T +852 3708 3000 F +852 3706 5408 E jnip@campbellslegal.com campbellslegal.com
Our Ref: 18076-31695 Your Ref: _______
CAYMAN | BVI | HONG KONG

Dear Sirs

CDT Environmental Technology Investment Holdings Limited

We have acted as Cayman Islands counsel to CDT Environmental Technology Investment Holdings Limited 城道通環保科技投資控股有限公司 (the “Company”) in connection with the Company’s registration statement on Form F-1 (File No. 333-252127) including all amendments or supplements thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the initial public offering by the Company of 3,070,000 ordinary shares of par value US$0.0025 per share, up to 460,500 ordinary shares, par value US$0.0025 per share, issuable upon exercise of an over-allotment option granted to the underwriters by the Company, and up to 307,000 ordinary shares, par value US$0.0025 per share, underlying warrants issuable to the underwriters upon exercise of such warrants (the “Shares”). Such initial public offering is being underwritten pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company and the underwriters named therein.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts or conformed copies of the following documents:

1.1	The certificate of incorporation of the Company dated 28 November 2016.

1.2	The memorandum and articles of association of the Company as registered and filed with the Registrar of Companies in the Cayman Islands on 28 November 2016, as amended (the “Memorandum and Articles”).

1.3	The amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 1 February 2021 to be effective immediately prior to the completion of the Company’s initial public offering.

Resident Hong Kong Partners: Shaun Folpp (British Virgin Islands) and Jenny Nip (England and Wales)
Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)
Cayman Islands and British Virgin Islands

1.4	The written resolutions of the directors of the Company dated 30 December 2020 and dated 28 January 2021 (the “Directors’ Resolutions”).

1.5	The written resolutions of the shareholders of the Company dated 30 December 2020 and dated 1 February 2021 (the “Shareholders Resolutions”).

1.6	A certificate from a director of the Company (the “Director’s Certificate”).

1.7	A certificate of good standing dated 15 June 2021, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.8	A draft of the Underwriting Agreement in the form filed as Exhibit 1.1 to the Registration Statement.

1.9	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing under any law (other than the law of the Cayman Islands), and there is nothing contained in the minute book or corporate records of the Company (which we have not inspected), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 20,000,000 ordinary shares of a par value of US$0.0025 each.

3.3	The issue and allotment of the Shares pursuant to the Registration Statement have been duly authorised and when allotted, issued and paid for as contemplated in the Underwriting Agreement and Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable.

3.4	The statements under the caption “Cayman Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

4.1	In this opinion the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.2	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells

Campbells

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